EXHIBIT 10.14


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                            VICAR RECAP, INC.,

                             a Delaware corporation,

                   VETERINARY CENTERS OF AMERICA, INC.,

                             a Delaware corporation

                                       and

                          VICAR OPERATING, INC.,

                             a Delaware corporation

                           Dated as of August 11, 2000

             AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


      This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of August 11, 2000, by and among Vicar Recap, Inc., a Delaware corporation ("RECAP") wholly owned by Green Equity Investors III, L.P. ("PARENT"), Veterinary Centers of America, Inc., a Delaware corporation (together with its Subsidiaries from time to time (except as the context may otherwise require), the "COMPANY"), and Vicar Operating, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("OPERATING COMPANY"), with respect to the facts and circumstances set forth below. Capitalized terms used herein without definition have the meanings set forth elsewhere in this Agreement. This Agreement amends and restates the Agreement and Plan of Merger entered into by the parties as of March 30, 2000 (the "ORIGINAL AGREEMENT DATE").

      A. The Company Board (acting upon a recommendation of the Special Committee) and the Board of Directors of Operating Company have each determined that it is advisable and in the best interests of their respective stockholders to effect a transfer of all of the assets, properties, business operations and liabilities of the Company to Operating Company prior to the Merger (the "ASSET DROP DOWN"), to create a holding company and operating company structure, in order to facilitate the consummation of the Merger in accordance with this Agreement. Upon consummation of the Asset Drop Down, Operating Company will remain and continue to be a wholly owned subsidiary of the Company.

      B. The Company Board (acting upon a recommendation of the Special Committee) and the Board of Directors of Recap have each determined that it is advisable and in the best interests of their respective stockholders to effect a merger, following the consummation of the Asset Drop Down, of Recap with and into the Company, with the Company as the surviving corporation, pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein.

      C. Pursuant to the Merger, all shares of capital stock of the Company (other than Dissenting Shares, Rollover Shares, shares held by Parent or Recap, and shares held in the Company's treasury) shall be cancelled and converted automatically into the right to receive an amount in cash per share, without interest, as set forth in Section 2.2.1 of this Agreement.

      D. Certain members of management and employees of the Company (the "ROLLOVER HOLDERS"): (i) hold shares of Common Stock of the Company (the "ROLLOVER SHARES") that shall remain outstanding following the Merger as shares of common stock of the Surviving Corporation; (ii) may hold Contributed Options that shall be tendered in the Merger for shares of common stock of the Surviving Corporation with a value equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to the Contributed Options, if the Contributed Options were exercised, over the aggregate exercise price with respect to the Contributed Options (as reduced by any required withholdings of taxes); (iii) may make Rollover Payments for shares of common stock of the Surviving Corporation; (iv) may receive Loans from the Surviving Corporation to enable them to purchase shares of common stock of the Surviving

Corporation; and (v) may provide Other Consideration in exchange for shares of common stock of the Surviving Corporation (the "RECAPITALIZATION").

      E. As a result of the Merger and the transactions contemplated by this Agreement, all of the outstanding equity interests of the Surviving Corporation will be owned by Parent, certain co-investors, the Rollover Holders, the holders of any options to purchase common stock of the Surviving Corporation, and certain mezzanine lenders that are providing financing in connection with the Merger.

      F. In order to induce Recap to enter into this Agreement, Recap and certain Rollover Holders have previously entered into Voting Agreements in the form attached hereto as EXHIBIT A, pursuant to which, among other things, the Rollover Holders will agree to vote their shares of Common Stock of the Company in favor of the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

1.1. CERTAIN TERMS. For all purposes of this Agreement, except as otherwise expressly provided:

     1.1.1. the terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular;

     1.1.2. all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

     1.1.3. all references in this Agreement to "Articles," "Sections," "Exhibits," "Annexes" and "Schedules" shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require;

     1.1.4. pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

     1.1.5. the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation";

     1.1.6. the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

     1.1.7. the term "party" or "parties" when used herein refer to Recap, the Company and Operating Company; and


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


     1.1.8. unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

1.2. DEFINITIONS. As used in this Agreement and the Exhibits, Annexes and Schedules delivered pursuant to this Agreement, the following terms have the meanings set forth below:

     1.2.1. "ACQUISITION PROPOSAL" has the meaning set forth in Section 7.5.2 hereof.

     1.2.2. "ACTION" means any action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil or criminal, in law or in equity, before any court, tribunal, arbitrator or Governmental Entity.

     1.2.3. "ADDITIONAL ROLLOVER SHARES NUMBER" has the meaning set forth in
Section 8.3.9 hereof.

     1.2.4. "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.2.5. "AGGREGATE SPREAD AMOUNT" has the meaning set forth in Section
8.3.9.

     1.2.6. "AGREEMENT" means this Agreement, as amended or supplemented, together with all Annexes and Schedules attached or incorporated by reference, in each case as amended or supplemented.

     1.2.7. "ASSET DROP DOWN" has the meaning set forth in the recitals hereof.

     1.2.8. "BUSINESS DAY" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

     1.2.9. "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.1.2 hereof.

     1.2.10. "CLOSING" has the meaning set forth in Section 3.1 hereof.

     1.2.11. "CLOSING DATE" means the date and time of the Closing.

     1.2.12. "CODE" means the Internal Revenue Code of 1986, as amended.


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     1.2.13. "COMMON SHARE EXCHANGE RATIO" has the meaning set forth in Section
2.2.4 hereof.

     1.2.14. "COMMON STOCK" means the Company's common stock, $.001 par value.

     1.2.15. "COMPANY" has the meaning set forth in the preamble hereof.

     1.2.16. "COMPANY BOARD" means the Board of Directors of the Company.

     1.2.17. "COMPANY COMPUTER SYSTEM" has the meaning set forth in Section 5.15 hereof.

     1.2.18. "COMPANY PLANS" has the meaning set forth in Section 5.13 hereof.

     1.2.19. "COMPANY PROXY STATEMENT" has the meaning set forth in Section 7.9 hereof.

     1.2.20. "CONTRIBUTED OPTIONS" has the meaning set forth in Section 8.3.9.

     1.2.21. "CONVERTIBLE DEBENTURES" means the Company's 5.25% convertible subordinated debentures issued April 17, 1996.

     1.2.22. "DGCL" means the Delaware General Corporation Law.

     1.2.23. "DISCLOSURE SCHEDULE" has the meaning set forth in Article 5 hereof.

     1.2.24. "DISSENTING SHARES" has the meaning set forth in Section 2.5 hereof.

     1.2.25. "EFFECTIVE TIME" has the meaning set forth in Section 2.1.2 hereof.

     1.2.26. "ENCUMBRANCE" means any charge, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable Law.

     1.2.27. "ENVIRONMENTAL LAW" has the meaning set forth in Section 5.16.2 hereof.

     1.2.28. "ERISA" means the Employee Retirement Income Security Act of 1934, as amended.

     1.2.29. "ERISA AFFILIATE" has the meaning set forth in Section 5.13 hereof.

     1.2.30. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     1.2.31. "EXECUTIVE OFFICER" means each of Robert Antin, Arthur Antin, Tomas Fuller and Neil Tauber.


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     1.2.32. "EXPENSES" has the meaning set forth in Section 9.3.2 hereof.

     1.2.33. "FINANCIAL STATEMENTS" means the Company's audited consolidated balance sheet as of December 31, 1999, and the related consolidated income statements, statement of stockholders' equity and comprehensive income and statement of cash flows for the year ended December 31, 1999, in each case as contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on March 24, 2000.

     1.2.34. "FINANCING" has the meaning set forth in Section 6.6 hereof.

     1.2.35. "FINANCING ENTITIES" has the meaning set forth in Section 6.6 hereof.

     1.2.36. "FINANCING LETTERS" has the meaning set forth in Section 6.6 hereof.

     1.2.37. "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

     1.2.38. "GOVERNMENTAL ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     1.2.39. "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 5.16.2 hereof.

     1.2.40. "HSR ACT" has the meaning set forth in Section 7.6.1 hereof.

     1.2.41. "INDEBTEDNESS" means all obligations for borrowed money, however evidenced, including principal and interest.

     1.2.42. "INDEMNIFIED PARTY" has the meaning set forth in Section 7.13 hereof.

     1.2.43. "INSURANCE POLICIES" has the meaning set forth in Section 5.18 hereof.

     1.2.44. "KNOWLEDGE" means, with respect to any Person other than the Company, the actual knowledge of such Person and its Representatives, and with respect to the Company, the actual knowledge of the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Senior Vice President of Development.

     1.2.45. "LAW" means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

     1.2.46. "LEASED REAL ESTATE" has the meaning set forth in Section 5.22.2 hereof.


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


     1.2.47. "LIABILITIES" means all liabilities, obligations or Indebtedness of any kind, whether matured or unmatured, liquidated or unliquidated, fixed or contingent.

     1.2.48. "LOANS" has the meaning set forth in Section 8.3.9 hereof.

     1.2.49. "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or
(ii) the financial condition, business, results of operations, or prospects of such Person and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, the parties hereto acknowledge and agree that the adverse effect (if any) on (a) the Company's ability to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis or (b) the Company's financial condition, business, results of operations, or prospects directly or indirectly resulting from, or which is reasonably likely to result from, (A) this Agreement or the transactions contemplated hereby or the public announcement of this Agreement and the Merger, (B) the economy or securities markets in general, or (C) the Company's industry in general, and not specifically related to the Company, shall not constitute a Material Adverse Effect with respect to the Company hereunder.

     1.2.50. "MERGER" has the meaning set forth in Section 2.1.1 hereof.

     1.2.51. "MERGER CONSIDERATION" means the cash paid to the holders of the Other Shares pursuant to Article 2 hereof.

     1.2.52. "NASD" has the meaning set forth in Section 5.5.1 hereof.

     1.2.53. "NEW FINANCING LETTERS" has the meaning set forth in Section 6.6 hereof.

     1.2.54. "NEW SERIES A PREFERRED STOCK" has the meaning set forth in Section
7.11 hereof.

     1.2.55. "NEW SERIES B PREFERRED STOCK" has the meaning set forth in Section
7.11 hereof.

     1.2.56. "NLRB" has the meaning set forth in Section 5.14.3 hereof.

     1.2.57. "NOTICE OF SUPERIOR PROPOSAL" has the meaning set forth in Section
7.5.2 hereof.

     1.2.58. "OPERATING COMPANY" has the meaning set forth in the preamble hereof.

     1.2.59. "OPTIONS" means the options to purchase shares of Common Stock of the Company.

     1.2.60. "ORDER" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ issued by any Governmental Entity.


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     1.2.61. "OTHER CONSIDERATION" has the meaning set forth in Section 8.3.9 hereof.

     1.2.62. "OTHER CONSIDERATION AMOUNT" has the meaning set forth in Section
8.3.9 hereof.

     1.2.63. "OTHER CONTRIBUTING STOCKHOLDERS" has the meaning set forth in
Section 8.3.9 hereof.

     1.2.64. "OTHER SHARES" has the meaning set forth in Section 2.2.1 hereof.

     1.2.65. "OWNED REAL ESTATE" has the meaning set forth in Section 5.22.1 hereof.

     1.2.66. "PARENT" has the meaning set forth in the preamble.

     1.2.67. "PAYING AGENT" has the meaning set forth in Section 2.3.1 hereof.

     1.2.68. "PER SHARE AMOUNT" has the meaning set forth in Section 2.2.1 hereof.

     1.2.69. "PERMIT" means any license, permit, franchise or authorization.

     1.2.70. "PERMITTED ACQUISITIONS" has the meaning set forth in Section 7.1.3 hereof.

     1.2.71. "PERMITTED ENCUMBRANCES" means (i) Encumbrances disclosed on the Disclosure Schedule, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, or which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

     1.2.72. "PERSON" means an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

     1.2.73. "PREFERRED STOCK" means the Company's preferred stock, $.001 par value.

     1.2.74. "RECAP" has the meaning set forth in the preamble hereof.

     1.2.75. "RECAP COMMON STOCK" means the common stock, $.01 par value, of Recap.

     1.2.76. "RECAPITALIZATION" has the meaning set forth in the recitals hereof.


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


     1.2.77. "REPRESENTATIVES" means Persons acting on behalf of another Person, including such Person's officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

     1.2.78. "RIGHTS AGREEMENT" has the meaning set forth in Section 5.28 hereof.

     1.2.79. "ROBERT ANTIN ROLLOVER VALUE" has the meaning set forth in Section
8.3.9 hereof.

     1.2.80. "ROLLOVER HOLDERS" has the meaning set forth in the recitals hereof.

     1.2.81. "ROLLOVER OPTIONS" means the Options issued under the Stock Option Plans that, pursuant to written agreements entered into between Recap and the holders of such Options, will continue in the Surviving Corporation.

     1.2.82. "ROLLOVER PAYMENTS" has the meaning set forth in Section 8.3.9 hereof.

     1.2.83. "ROLLOVER SCHEDULE" has the meaning set forth in Section 2.2.3 hereof. 1.2.84. "ROLLOVER SHARES" has the meaning set forth in the recitals hereof.

     1.2.85. "SEC" means the United States Securities and Exchange Commission or any successor entity.

     1.2.86. "SEC REPORTS" has the meaning set forth in Section 5.6.1 hereof.

     1.2.87. "SECURITIES ACT" means the Securities Act of 1933, as amended.

     1.2.88. "SERVICE" means the Internal Revenue Service or any successor entity.

     1.2.89. "SHARE CERTIFICATES" has the meaning set forth in Section 2.3.1 hereof.

     1.2.90. "SPECIAL COMMITTEE" means the special committee of the Company Board consisting entirely of non-management independent directors established to make recommendations to the Company Board with respect to, among other matters, the advisability of the consummation of the transactions contemplated by this Agreement.

     1.2.91. "SPECIAL MEETING" has the meaning set forth in Section 7.10 hereof.

     1.2.92. "STOCKHOLDER AGREEMENT" means the stockholders agreement to be entered into by the Company, Parent and the Rollover Holders on or prior to the Closing Date.


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


     1.2.93. "STOCK OPTION PLANS" means, collectively, the Veterinary Centers of America, Inc. 1996 Employee Stock Purchase Plan, the 1996 Stock Incentive Plan, and the 1993 Stock Incentive Plan.

     1.2.94. "SUBSIDIARY" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%.

     1.2.95. "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.1 hereof.

     1.2.96. "SUPERIOR PROPOSAL" has the meaning set forth in Section 7.5.2 hereof.

     1.2.97. "TAKEOVER STATUTE" has the meaning set forth in Section 7.15 hereof.

     1.2.98. "TAX" or "TAXES", as the context may require, include: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Governmental Entity in respect of a consolidated or combined return.

     1.2.99. "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

     1.2.100. "TERMINATION FEE" shall have the meaning set forth in Section
9.3.1 hereof.

     1.2.101. "THIRD PARTY" has the meaning set forth in Section 7.5.2 hereof.

     1.2.102. "UPDATED FINANCIAL STATEMENTS" has the meaning set forth in
Section 7.7 hereof.

     1.2.103. "VOTING AGREEMENT" means the Voting Agreement in the form attached hereto as EXHIBIT A.


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                                   ARTICLE 2.
                                   THE MERGER

2.1.  THE MERGER.

     2.1.1. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Recap shall be merged with and into the Company at the Effective Time (the "MERGER"). Upon consummation of the Merger, the separate existence of Recap shall cease and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     2.1.2. As soon as practicable after satisfaction of (or, to the extent permitted hereunder, waiver of) all conditions to the Merger, the Company and Recap will file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the DGCL and make all other filings or recordings required by Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME").

     2.1.3. The Merger shall have the effects set forth in Sections 251, 259 and 261 of DGCL.

2.2. MERGER CONSIDERATION AND CONVERSION (OR RETENTION) OF SHARES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Recap, the Company, or the holders of any of the following securities:

     2.2.1. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares, Rollover Shares and shares to be cancelled pursuant to
Section 2.2.2) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash (the "PER SHARE AMOUNT"), without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 2.3 (the shares of Common Stock being converted into the right to receive the Per Share Amount are hereinafter referred to as the "OTHER SHARES").

     2.2.2. Each share of Common Stock held in the treasury of the Company or held by Recap or Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     2.2.3. Each Rollover Share that is issued and outstanding shall not be converted or cancelled as provided in Section 2.2.1 or 2.2.2 above, but shall remain outstanding as an issued, fully paid and nonassessable share of common stock of the Surviving Corporation. The Rollover Shares shall be identified in a schedule prepared by the Company (the "ROLLOVER SCHEDULE"), which shall be delivered by the Company to Recap prior to the Closing.


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     2.2.4. Each share of Recap Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (the "COMMON SHARE EXCHANGE RATIO").

     2.2.5. If between the Original Agreement Date and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount and the Common Share Exchange Ratio shall be correspondingly adjusted.

2.3.  PAYMENT OF CASH FOR OTHER SHARES AND OPTIONS.

     2.3.1. At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Recap with the Company's prior approval (the "PAYING Agent"), as agent for the holders of Other Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Other Shares outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.3.2 hereof of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Other Shares and such cash shall not be used for any other purposes, and shall be held in obligations of, or guaranteed by, the United States of America, or any agency thereof, and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poors Corporation, respectively, or in deposit accounts, certificates of deposit or bankers' acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from commercial banks with capital, surplus and undivided profits aggregating in excess of $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Other Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Other Shares (the "SHARE Certificates") shall pass, only upon proper delivery of the Share Certificate to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for the Other Shares formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate.

     2.3.2. After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Other Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check in the amount into which


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


such Other Shares shall have been converted at the Effective Time pursuant to
Section 2.2 hereof. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Other Shares outstanding immediately prior to the Effective Time shall cease, except as required by law, to have any rights with respect to such Other Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

     2.3.3. If payment is to be made to a Person other than the registered holder of the Other Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Other Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     2.3.4. After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Other Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing Other Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash amount provided for, and in accordance with the procedures set forth, in this Article 2.

     2.3.5. If any cash deposited with the Paying Agent for purposes of payment in exchange for Other Shares remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Other Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Other Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Other Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

     2.3.6. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.5 to pay for shares of Common Stock for which dissenters' rights have been perfected as provided in Section 2.5 hereof shall be returned to the Surviving Corporation upon demand.

     2.3.7. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Other Shares.

     2.3.8. In the event that any Share Certificate or other instrument representing Other Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Other Shares, the Per Share Amount, and unpaid dividends and distributions on Other Shares deliverable in respect thereof, pursuant to this Agreement and the Merger.

2.4. EXCHANGE OF STOCK CERTIFICATES. Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holders of the certificates that immediately prior to the Effective Time represented all of the outstanding shares of Recap Common Stock that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 2.2.4, in exchange for such certificates, duly endorsed in blank, share certificates, registered in the names of such record holders, representing the number of shares of common stock of the Surviving Corporation to which such record holders are so entitled by virtue of Section 2.2.4. Such certificates will bear legends restricting the transferability of such shares to the extent contemplated by the Stockholder Agreement, which restrictions will include restrictions designed to assure the Surviving Corporation that these shares will not be offered or sold in contravention of any federal or state securities laws.

2.5. DISSENTING SHARES. Notwithstanding any other provisions of this Agreement, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of capital stock of the Company in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("DISSENTING SHARES") shall not be converted into a right to receive the Per Share Amount. The holders thereof shall be entitled only to such rights as are granted by Section 262 of DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of DGCL shall receive payment therefor from the Surviving Corporation in accordance with DGCL; PROVIDED, HOWEVER, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of DGCL, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Dissenting Shares under Section 262 of DGCL or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the Per Share Amount from the Surviving Corporation as provided in Section 2.2. The Company shall give Recap prompt notice of any demands received by the Company prior to the Effective Time for relief as a dissenting stockholder, and Recap shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Recap, make any payment with respect to, or settle or offer to settle, any such demands.

2.6.  STOCK OPTIONS.

     2.6.1. Except as may be otherwise agreed to in writing between Recap and the holder of any Rollover Options, each Option that has an exercise price of equal to or greater than the Per Share Amount shall be cancelled at the Effective Time, without any payment or other consideration therefor.

     2.6.2. At the Effective Time, all other Options (other than any Contributed Options or Rollover Options), whether or not vested, shall be cancelled and, in lieu thereof, as soon as reasonably practicable after the Effective Time, each holder of such Options shall receive a cash payment from the Surviving Corporation equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to such Options, if the Options were exercised, over the aggregate exercise price with respect to such Options, as reduced by any required withholding of taxes. The Rollover Options at the Effective Time shall survive the Closing and the Surviving Corporation shall assume all the rights, liabilities and obligations of such Rollover Options in accordance with the respective Stock Option Plan or any successor or replacement stock option plan of the Surviving Corporation.

     2.6.3. Each holder of any Contributed Options at the Effective Time shall receive shares of common stock of the Surviving Corporation that have an aggregate value equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to such holder's Contributed Options, if such holder's Contributed Options were exercised, over the aggregate exercise price with respect to such holder's Contributed Options (as reduced by any required withholdings of taxes). Notwithstanding the foregoing, no fractional shares of common stock of the Surviving Corporation shall be issued in the Merger; instead, each holder of Contributed Options who otherwise would be entitled to a fractional share of common stock of the Surviving Corporation shall receive an amount in cash (without interest) determined by multiplying such fraction by the Per Share Amount.

     2.6.4. Prior to the Effective Time, the Company shall (i) take all reasonable steps necessary to make any amendments to the terms of such Stock Option Plans, individual Option agreement or Options that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all reasonable and necessary efforts to obtain at the earliest practicable date all written consents (if necessary) from holders of Options to effect the cancellation of such holders' Options to take effect at the Effective Time.

     2.6.5. At or prior to the Effective Time, the Company shall take all reasonable and necessary action to fully advise the holders of Options of their respective rights under this Agreement, the Options and the respective Stock Option Plan, to facilitate the timely exercise of such rights and obligations to effectuate the provisions of this Section 2.6. From and after the Effective Time, other than as expressly set forth in this Section 2.6 or in any written agreement between Recap and a holder of Rollover Options, no holder of

Options shall have any rights in respect of such Options, other than to receive shares of common stock of the Surviving Corporation in the manner described in
Section 2.6.3 and/or to receive a cash payment in the manner described in this
Section 2.6. The surrender of any Options, the receipt of cash in cancellation of any Options, or the receipt of shares of common stock of the Surviving Corporation in exchange for any Options (and a cash payment for any fractional share) by the holder thereof shall be deemed a release of any and all rights the holder of such Options had or may have had in respect of such Options.

                                   ARTICLE 3.
                                     CLOSING

3.1. CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Troop Steuber Pasich Reddick & Tobey LLP, 2029 Century Park East, Los Angeles, California 90067 at 9:00 A.M. (Los Angeles time) on the Business Day on which the parties hereto designate as the closing date following the fulfillment or waiver of the conditions set forth in Article 8 hereof in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Recap may agree.

                                   ARTICLE 4.
              CERTIFICATE OF INCORPORATION AND BYLAWS; OFFICERS AND
                     DIRECTORS OF THE SURVIVING CORPORATION

4.1. THE CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be amended in the Merger to contain the identical terms of the certificate of incorporation of Recap immediately prior to the Effective Time until duly amended in accordance with the terms thereof and the DGCL, except that Article First thereof shall continue to read, "The name of this Corporation is Veterinary Centers of America, Inc."

4.2. THE BYLAWS OF SURVIVING CORPORATION. The bylaws of Recap in effect at the Effective Time shall be the bylaws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until duly amended in accordance with the terms thereof and in accordance with the certificate of incorporation of the Surviving Corporation and the DGCL.

4.3. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, the directors of the Surviving Corporation shall be as set forth in the Disclosure Schedule, and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                                   ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement by the Company which shall refer to the relevant sections of this Agreement (the "DISCLOSURE SCHEDULE"), the Company represents and warrants to Recap as of the Original

Agreement Date (or such other specific date as is indicated below with respect to particular representation and warranty) as follows:

5.1. ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its respective state of incorporation or organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its respective ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Recap a complete and correct copy of the certificate of incorporation, bylaws, operating agreements, partnership agreements or other organizational documents, each as amended to date, of each of the Company and its Subsidiaries. Each of the certificates of incorporation, bylaws, operating agreements, partnership agreements or other organizational documents so made available is in full force and effect. The corporate records and minute books or other applicable records of the Company and its Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' partners, members, boards of directors or any committees thereof and at any stockholders' meetings thereof.

5.2.  SUBSIDIARIES.

     5.2.1. (i) The Company has previously provided a list of the true, accurate and complete legal names, jurisdiction of incorporation or organization and foreign qualification of each of the Company and its Subsidiaries, which list is included as part of the Disclosure Schedule, (ii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any options, warrants, or otherwise,
(iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), and (iv) there are no contracts, commitments, understandings, or arrangements relating to the Subsidiary's rights to vote or to dispose of such securities.

     5.2.2. The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, limited liability company, joint venture or other entity or organization, other than its Subsidiaries.

5.3. COMPANY CAPITAL STOCK. As of March 30, 2000, the authorized capital stock of the Company consists solely of 60,000,000 shares of Common Stock, of which 21,913,336 are issued and outstanding (of which 620,511 are held in the Company treasury) and 2,000,000 shares of Preferred Stock of which 583,333 shares of Series A Preferred Stock are authorized and no shares of Preferred Stock are outstanding. As of the Original Agreement Date, no shares of Common Stock or Preferred Stock were held in treasury by the Company or otherwise beneficially owned by the Company or its Subsidiaries. The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, subject to no preemptive rights, and were not issued in violation of any preemptive rights. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, and validly issued and are fully paid and nonassessable and not subject to any preemptive right and owned, either directly or indirectly, by the Company free and clear of all Encumbrances. Except as set forth on the Disclosure Schedule, other than Options to purchase 3,779,244 shares of Common Stock of the Company, with an average weighted exercise price of $10.43 and the issuance of rights pursuant to the terms and conditions of the Rights Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries.

5.4. CORPORATE POWER. The Company and its Subsidiaries each has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to receipt of the requisite approval of the Merger by the holders of its capital stock entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board and Operating Company on or prior to the Original Agreement Date. This Agreement has been duly executed and delivered by each of the Company and Operating Company and is a valid and legally binding obligation of each of the Company and Operating Company enforceable against each of the Company and Operating Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

5.5.  CONSENTS AND APPROVALS; NO DEFAULTS.

     5.5.1. No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or Operating Company of this Agreement or to consummate the Asset Drop Down or the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the National Association of Securities Dealers, Inc. ("NASD"), the NASDAQ National Market, the SEC and state securities authorities,
(ii) the requisite approval of this Agreement by the holders of the capital stock of the Company or Operating Company entitled to vote thereon, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, and (iv) consents, approvals, filings, or registrations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     5.5.2. Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in any breach of the terms, conditions, or provisions of, the respective charters, bylaws or other organizational documents of the Company and each of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the Knowledge of the Company, violate any Law or Order applicable to the Company; except, in the case of the preceding clauses (i),
(ii) or (iii), for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

5.6.  SEC REPORTS.

     5.6.1. The Company has made available to Recap a true and complete copy of each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents have since the time of their filing been amended or supplemented, the "SEC REPORTS"), which are all of the documents that the Company was required to file with the SEC since January 1, 1997. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports (including all financial statements included therein and all exhibits and schedules thereto and documents incorporated by reference therein) contained (as of their respective filing dates) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by any subsequent filings. The Financial Statements included in such SEC Reports delivered by the Company to Recap comply in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited Financial Statements, as permitted by Exchange Act Form 10-Q) and fairly present (subject, in the case of the unaudited Financial Statements, to normal, recurring audit adjustments that, individually and in the aggregate, were not material) the financial position of the Company and its Subsidiaries as at the dates thereof and the results of each of their operations and cash flows for the periods then ended.

     5.6.2. As of the Original Agreement Date, none of the Subsidiaries of the Company is a reporting company under the Exchange Act, and none is required to file any regular and periodic filings, notices, forms, reports, or statements with the United States Department of Justice, the Federal Trade Commission, the NASD or the SEC.

     5.6.3. Except as disclosed in the SEC Reports or the Disclosure Schedule, or as contemplated by this Agreement, since January 1, 2000 to the Original Agreement Date, the Company's business has been conducted in the ordinary course, and there has not been any:

     (a) event, situation or occurrence that individually or in the aggregate has had a Material Adverse Effect on the Company;

     (b) amendment to the Company's or any of the Company's Subsidiaries' charter, bylaws or other organizational documents;

     (c) sale, assignment, disposition, transfer, pledge, mortgage or lease of any material portion of the assets primarily used in the Company's business taken as a whole;

     (d) incurrence of any additional Indebtedness in excess of $1,000,000, other than accounts payable arising in the ordinary course of business, consistent with past practice, and in connection with Permitted Acquisitions;

     (e) any increase in the compensation or fringe benefits payable or to become payable to any Executive Officer of the Company, other than routine increases made in the ordinary course of business and consistent with past practice or as required by law or under any existing agreements heretofore disclosed to Recap;

     (f) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

     (g) declaration or payment of any dividend or other distribution, or the transfer of any assets, by the Company to any stockholders of the Company with respect to the Common Stock, or any redemption, repurchase or other acquisition by the Company of its capital stock, except in the ordinary course of business;

     (h) change by the Company in any of its significant accounting principles, methods or practices;

     (i) any material closure, shut down or other elimination of any of the Company's offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had a Material Adverse Effect on the Company;

     (j) loan or advance to or other such agreement with any of its stockholders, officers, directors, employees, agents, consultants or other Representatives, except in the ordinary course of business, consistent with past practice;

     (k) damage, destruction or loss with respect to any of the properties or assets of the Company that would reasonably be expected to have a Material Adverse Effect on the Company; or

     (l) agreement to do, cause or suffer any of the foregoing.

5.7. DISCLOSURE DOCUMENTS. The proxy statement on Schedule 14A in respect of the Special Meeting of the Company's stockholders to vote upon the Asset Drop Down and the Merger to be filed with the SEC in connection with the Merger as the same may be amended or supplemented, will not, at the date it is first mailed to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Recap for inclusion therein.

5.8. LITIGATION. There are no Actions pending or, to the Knowledge of the Company, claims threatened against the Company, at law or in equity, and there is no investigation or proceeding pending or, to the Knowledge of the Company, threatened before or by any Governmental Entity nor is there any currently effective Order against the Company or to the Knowledge of the Company, any Order expected to be issued, except for any such Actions, claims, investigations, proceedings or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Disclosure Schedule identifies those pending or, to the Knowledge of the Company, threatened proceedings before a Governmental Entity and threatened claims listed therein which (i) may not be covered by third party insurance or (ii) with respect to which the insurance carrier has denied coverage or has advised the Company that it is defending such claim under reservation of rights or (iii) for which the Company is self-insured.

5.9.  COMPLIANCE WITH LAWS.

     5.9.1. Except as set forth on the Disclosure Schedule, the Company and each of its Subsidiaries: (i) is in compliance with all Laws and Orders applicable thereto or to the business of the Company and its Subsidiaries or to the employees conducting such businesses, except where the failure to so comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) has all Permits, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's Knowledge, no suspension or cancellation of any of them is threatened, other than such failure to obtain or maintain the same would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company; and (iii) has not received any notification or communication from any Governmental Entity (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's Knowledge, do any grounds for any of the foregoing exist), except such notifications or communications which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

5.10. MATERIAL CONTRACTS; DEFAULTS.

     5.10.1. The Disclosure Schedule lists all management contracts and administrative services contracts with the hospitals and/or professional corporations and all contracts or commitments that provide for an aggregate payment from the Company in excess of $500,000 in any contract year other than
(i) contracts or commitments that can or in reasonable probability will be completed within 90 days of the Closing Date or can be terminated within such 90 day period without payment of a penalty in excess of $100,000, (ii) contracts or commitments for goods and services purchased in the ordinary course of the Company's business in amounts consistent with past practice, (iii) contracts or commitments in connection with capital expenditures that provide for expenditures consistent with the capital expenditure budget previously supplied by the Company to Recap, and (iv) contracts or commitments reflected on the Financial Statements included as part of the SEC Reports or disclosed in the SEC Reports.

     5.10.2. The Company is not in breach or violation of any contract, or in default with respect thereto, except for such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. None of the contracts of the Company contain any provisions that upon a change in control of the Company would have a Material Adverse Effect on the Company.

5.11. NO BROKERS. Except for financial advisory fees payable to Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

5.12. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the Disclosure Schedule, there are no Liabilities of any kind that would be required to be reflected on, or reserved against in the consolidated Financial Statements of the Company or in the notes thereto, prepared in accordance with GAAP that are not disclosed, reflected or reserved against in the consolidated Financial Statements of the Company and its Subsidiaries, except for such Liabilities incurred (i) since December 31, 1999, in the ordinary course of business, consistent with past practice, (ii) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (iii) related to the transactions contemplated by this Agreement, and
(iv) payments required as a result of the consummation of the Merger under the terms of the existing employment agreements with the Executive Officers of the Company.

5.13. EMPLOYEE BENEFIT PLANS. The Company has previously supplied Recap a list which is attached to the Disclosure Schedule of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of the Company or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "COMPANY PLANS"). All Company Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither the Company nor any member of the same controlled group of businesses as the Company within the meaning of
Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") is or ever was a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or any "multi-employer plan," within the meaning of Section 3(37) of ERISA. Each Company Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in
Section 4980D(a) of the Code, has complied in all material respects, and, except as required by such sections of the Code, no Company Plan which is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for post-employment benefits. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Company Plans which the Company or Recap will not be able to terminate (or in which the Company or Recap will not be able to terminate the participation of their Employees) immediately after the Closing in accordance with their terms and ERISA, and without incurring any expenses (including, but not limited to, loads or termination charges imposed with respect to insurance policies or mutual funds used to fund such Company Plans), other than administrative expenses in connection with such termination. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Company Plan. Each of the Company Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and has been operated substantially in accordance with its terms and with the provisions of the Code. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code. Other than routine claims for benefits under the Company Plans, there are no pending, or, to the best Knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Company Plans, or the fiduciaries, administrators, or trustees of any of the Company Plans or the Company or any ERISA Affiliate of either as the employer or sponsor under any Company Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Company Plan or any other Person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy. The Company has delivered to Recap true and complete copies of: (i) each of the Company Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Company Plans, (iii) the three most recent annual reports for each of the Company Plans (including all relevant schedules), (iv) the most recent Internal Revenue Service determination letter for each Company Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (v) financial statements for each funded Company Plan. Neither the Company nor any Subsidiary is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein.

5.14. LABOR AND EMPLOYMENT MATTERS.

     5.14.1. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its Subsidiaries pending or, to the Company's Knowledge, threatened, nor is the Company aware of any activity during the past three years involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     5.14.2. The Disclosure Schedule contains an accurate list of all employment contracts between the Company and each of the Executive Officers. Except in accordance with the contracts, agreements, plans or programs identified in the Disclosure Schedule, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transactions contemplated by this Agreement (either alone or combined with any other event or transaction).

     5.14.3. As of the Original Agreement Date, and except as set forth in the Disclosure Schedule, there is no (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board (the "NLRB") or any other federal, state, local or foreign agency; (ii) pending labor strike or lockout affecting the Company; (iii) pending material grievance or unfair dismissal proceeding before the NLRB relating to the Company; (iv) pending representation question or union organizing activities respecting a significant number of the employees of the Company; or (v) to the Knowledge of the Company, threat, investigation, charge or complaint with regard to any of the foregoing relating to the Company.

5.15. YEAR 2000 COMPLIANCE. Except as set forth on the Disclosure Schedule the computer software and related hardware of the Company and its Subsidiaries (the "COMPANY COMPUTER SYSTEM") used for the storage and processing of data have not suffered any adverse effects from the changing of the year from 1999 to 2000 that has had or would reasonably be expected to have a Material Adverse Effect.

5.16. ENVIRONMENTAL MATTERS.

     5.16.1. (i) The Company and each of its Subsidiaries is in compliance with applicable Environmental Laws, except where the failure to so comply would not have or be reasonably expected to have a Material Adverse Effect; (ii) to the Knowledge of the Company, no real property (including buildings or other structures) currently or formerly owned, leased or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance that the Company would reasonably be expected to be liable for any potential material investigation, clean up, claim or liability from such real property that would have or be reasonably expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination by their agents or employees on any third party property, except where the failure to so comply would not have or be reasonably expected to have a Material Adverse Effect; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any current material violation of, or material liability under, any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any Order or other agreement with any Governmental Entity or any third party relating to any Environmental Law; and (vi) the Company has delivered to Recap copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any Subsidiary of the Company and any currently owned, leased or operated property.

     5.16.2. As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources but specifically excluding worker safety laws such as OSHA and Cal-OSHA, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (i) listed, classified or regulated as hazardous, toxic, infectious or carcinogenic pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

5.17. TAX MATTERS.

     5.17.1. (i) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed, (ii) all Taxes due have been paid in full or reserved on the Balance Sheet, (iii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or reserved on the Balance Sheet, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries. The Company has made available to Recap true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998 and has provided the Tax Return for December 31, 1999, if available. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the SEC Reports filed prior to the Original Agreement Date in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any person (other than the Company and its Subsidiaries).

5.18. INSURANCE. The Company has provided a list which is attached to the Disclosure Schedule of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("INSURANCE POLICIES"). All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion. No material claim by the Company on or in respect of an insurance policy or bond has ever been declined or refused by the relevant insurer or insurers.

5.19. ASSETS. The Company holds title to or a leasehold, consignment or license in each item of material tangible personal property owned or used by or in the possession of the Company.

5.20. STATEMENTS TRUE AND CORRECT. None of the information (including this Agreement) supplied or to be supplied by the Company or any of its Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

5.21. REGULATORY APPROVALS. Neither the Company nor any of its Subsidiaries has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

5.22. REAL PROPERTY AND LEASEHOLDS.

     5.22.1. The Company owns all material parcels of real property currently indicated as owned in fee by the Company on the Financial Statements (the "OWNED REAL ESTATE"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances, and except for Encumbrances the existence of which would not have a Material Adverse Effect.

     5.22.2. To the Knowledge of the Company, the Company holds valid and subsisting leasehold interests in all material parcels of real property leased or subleased to the Company (collectively, the "LEASED REAL Estate"), free and clear of all Encumbrances, except for Permitted Encumbrances, and except for Encumbrances the existence of which would not have a Material Adverse Effect.

5.23. COMPANY ACTION. The Company Board has adopted resolutions recommending that this Agreement, the Asset Drop Down and the Merger be approved by its stockholders and directing that this Agreement, the Asset Drop Down and the Merger be submitted for consideration by its stockholders at the Special Meeting.

5.24. TAKEOVER STATUTES. Except for Section 203 of the DGCL, no Takeover Statute applicable to the Company is applicable to the Asset Drop Down or the Merger, the Recapitalization or the other transactions contemplated hereby.

5.25. EARN OUT PAYMENTS. The Disclosure Schedule lists and identifies all earn out cash payments that exceed the payout of $600,000 in the aggregate or earn out equity issuances required by the Company or any of its Subsidiaries.

5.26. OPINION. The Special Committee has received written opinions from Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital, to the effect that, as of the Original Agreement Date, the Per Share Amount to be received in the Merger by the holders of the shares of Common Stock (other than the Rollover Holders) is fair to such holders from a financial point of view.

5.27. OPERATING COMPANY. As of the Original Agreement Date, the authorized capital stock of Operating Company consists solely of 1,000 shares of common stock, of which 1,000 are issued and outstanding. The Company is the sole stockholder of Operating Company. Since its incorporation, Operating Company was not engaged in any activities other than in connection with or as contemplated by this Agreement, the Asset Drop Down, the Merger and the Recapitalization or in connection with arranging any financing required to consummate the transactions contemplated hereby.

5.28. RIGHTS AGREEMENT. The Company and Continental Stock Transfer & Trust Corporation, as Rights Agent, have executed and delivered, or within two (2) days of the signing of this Agreement, will execute and deliver, the Rights Agreement Amendment, pursuant to which, the execution and delivery of and the performance of the transactions contemplated by this Agreement would not result in the creation of an "Acquiring Person" or the occurrence of a "Distribution Date" as defined in the Rights Agreement, dated as of December 30, 1997, between the Company and the Rights Agent (the "RIGHTS AGREEMENT"). As of the date hereof, the Rights Agreement Amendment has not been withdrawn, modified, amended or supplemented and the Company is not aware of facts or circumstances that may reasonably be expected to result in the occurrence of a "Distribution Date" as defined in the Rights Agreement.

5.29. ASSET DROP DOWN. The consummation of the Asset Drop Down as contemplated in this Agreement will not result in a Material Adverse Effect on the Company.

                                   ARTICLE 6.
                     REPRESENTATIONS AND WARRANTIES OF RECAP

      Recap hereby represents and warrants to the Company as of the Original Agreement Date (or such other specific date as is indicated below with respect to particular representation and warranty) as follows:

6.1. ORGANIZATION, STANDING AND AUTHORITY. Recap is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Recap is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its respective ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Recap. Recap has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Recap and is a valid and legally binding obligation of it, enforceable against Recap in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Since the date of its incorporation, Recap has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Merger, and the Recapitalization or in connection with cooperating to arrange any financing required to consummate the transactions contemplated hereby.

6.2.  CONSENTS AND APPROVALS; NO DEFAULTS.

     6.2.1. No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Recap in connection with the execution, delivery or performance by Recap of this Agreement or to consummate the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, NASD, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of Recap (which approval has been secured), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) consents, approvals, filings, or registrations listed on SCHEDULE 6.2.1 or which would not, individually or in the aggregate, have a Material Adverse Effect on Recap.

     6.2.2. Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in any breach of the terms, conditions, or provisions of the charter, bylaws or other organizational documents of Recap; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Recap under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which Recap is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the Knowledge of Recap, violate any Law or Order applicable to Recap, except for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Recap.

     6.2.3. Other than the approvals of Governmental Entities set forth in
Section 6.2.1 hereof, to the Knowledge of Recap, there are no other approvals required to be given or obtained by Recap from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or to obtain such approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Recap.

6.3. CAPITALIZATION. As of the date hereof, the authorized capital stock of Recap consists of 5,000 shares of Recap Common Stock, of which as of the date hereof 1,000 shares are issued and outstanding, and 5,000 shares of preferred stock, $.01 par value per share, of which as of the date hereof no shares are outstanding. Immediately prior to the Effective Time, the authorized capital stock of Recap will consist of 10,000,000 shares of Recap Common Stock, of which immediately prior to the Effective Time there will be outstanding at least 956,667 shares. All outstanding shares of capital stock of Recap have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Stockholder Agreement, there are no preemptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Recap.

6.4. REGULATORY APPROVALS. Recap has not taken any action and does not have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity or result in the imposition of a condition or restriction with respect to any such consents.

6.5. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Recap and its Affiliates in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against any party hereto or any of their directors, officers, stockholders or other Representatives or Affiliates for a brokerage commission, finder's fee or other like payment to any Person.

6.6. FINANCING. Recap has received, and has delivered to the Company Board copies of (a) a letter dated March 30, 2000 from Leonard Green & Partners, L.P., pursuant to which such Person has committed, subject to the terms and conditions set forth therein, to purchase equity securities of Recap immediately prior to the Merger for an aggregate amount of at least $152,000,000 (PROVIDED, that such equity commitment may be satisfied in part by the purchase of shares of New Series A Preferred Stock and New Series B Preferred Stock of the Surviving Corporation immediately following the Merger pursuant to Section 7.11), (b) (i) a letter dated March 30, 2000 from GS Mezzanine Partners II, L.P., pursuant to which such Person has committed, on its own behalf and on behalf of affiliated investment funds, subject to the terms and conditions set forth therein, to purchase notes from Company and Operating Company in an aggregate amount of $120,000,000, and (ii) a letter dated March 30, 2000 from Goldman Sachs Credit Partners L.P., pursuant to which such Person has committed, subject to the terms and conditions set forth therein, to enter into a credit agreement providing for loans to Operating Company of up to $325,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES." The aforementioned commitments shall be referred to as the "FINANCING LETTERS" and the financing to be provided thereunder shall be referred to as the "FINANCING." The aggregate proceeds of the Financing are in an amount sufficient to pay when due, pursuant to the terms and conditions herein, the full Merger Consideration as provided herein, to make all other necessary payments by Recap and the Surviving Corporation in connection with the Merger (including the repayment of Indebtedness of the Surviving Corporation as contemplated by the Financing Letters and any amounts payable in respect of Dissenting Shares), to provide a reasonable amount of working capital financing and to pay related fees and expenses. As of the date hereof, none of the Financing Letters has been withdrawn and Recap does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Financing Letters not being satisfied.

      The foregoing notwithstanding, the Financing Letters may be superseded at the option of Recap after the date hereof but prior to the Effective Time by letters (the "NEW FINANCING LETTERS") delivered to the Company Board which contemplate a co-investment by a third party, which New Financing Letters shall be otherwise identical in all material respects to the Financing Letters except for changes necessary to reflect that co-investment, PROVIDED that the terms of the New Financing Letters shall not have any adverse effect upon the amount of or ability to consummate, or expand upon the conditions precedent to, the Financing as set forth in the Financing Letters. In such event, the term "Financing Letters" as used herein shall be deemed to refer to the New Financing Letters.

6.7. LITIGATION. There are no Actions pending, or to the Knowledge of Recap, claims threatened against Recap, at law or in equity, and there is no investigation or proceeding pending or, to the Knowledge of Recap, threatened before or by any

Governmental Entity nor is there any currently effective Order against Recap, except for any such Actions, claims, investigations, proceedings or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Recap.

6.8. STATEMENTS TRUE AND CORRECT. None of the information (including this Agreement) supplied or to be supplied by or on behalf of Recap to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

6.9. NO PRIOR ACTIVITIES. Recap has not incurred, directly or indirectly, any material liabilities or obligations except those incurred in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby. Except as contemplated by this Agreement or in connection with the Merger, or the Recapitalization, Recap has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any material obligation or undertaking.

6.10. FRAUDULENT TRANSFER LAWS. Assuming the Company is not insolvent immediately prior to the Effective Time, and further assuming the representations and warranties of the Company contained in this Agreement are true and accurate, the Surviving Corporation will not be insolvent immediately after the Effective Time, taking into account changes in assets and Liabilities (including the Financing) of the Surviving Corporation as a result of the Merger and the other transactions contemplated hereby.

                                   ARTICLE 7.
                                    COVENANTS

7.1. CONDUCT OF BUSINESS PENDING CLOSING. Except for actions contemplated by subparagraphs below, the Company agrees that on and after the Original Agreement Date and prior to the Closing Date, except as otherwise consented to by Recap in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as set forth in the Disclosure Schedule, or as otherwise contemplated by this Agreement (including specifically Section 7.19 hereof):

     7.1.1. The Company shall conduct its business in the ordinary course and consistent with past practice in all material respects;

     7.1.2. The Company shall use reasonable best efforts to preserve the business organization of the Company intact, to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist and maintain all Permits and approvals;

     7.1.3. Other than in connection with acquisitions in the ordinary course of business, not to exceed $10,000,000 individually or $17,500,000 in the aggregate in total consideration (including but not limited to cash paid, seller notes, Indebtedness assumed or other such consideration, including earn out obligations) (the "PERMITTED ACQUISITIONS"), the Company shall not borrow any money, incur any Indebtedness or guarantee any Indebtedness or financial obligation of any Person other than Subsidiaries, other than to finance working capital requirements in the ordinary course of business and consistent with past practice;

     7.1.4. Other than in connection with Permitted Acquisitions, the Company shall not issue, sell or dispose of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company other than pursuant to agreements existing as of the Original Agreement Date;

     7.1.5. The Company shall not cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities other than pursuant to agreements existing as of the Original Agreement Date;

     7.1.6. The Company shall not declare or pay any dividend or make any other distribution, or transfer any assets, to any stockholders of the Company with respect to the Common Stock, or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business;

     7.1.7. Other than Permitted Acquisitions, capital expenditures permitted under this Agreement or agreements to manage practices pursuant to the management agreements and administrative services agreements of the Company with hospitals and professional corporations in accordance with past practice, the Company shall not enter into any contracts or agreements (written or oral) that provide for minimum mandatory payments in the aggregate by any party in excess of $2,000,000 per contract per annum, and to the extent the Company is a party to any such contract or agreement as of the Original Agreement Date, the Company shall not amend or waive any material rights under any such contract;

     7.1.8. Subject to the provisions of Section 7.5 hereof, other than Permitted Acquisitions, the Company shall not purchase all or any substantial part of the properties or assets of, or otherwise acquire, merge or consolidate with, any Person (or division thereof);

     7.1.9. The Company shall not sell, lease, transfer, assign or otherwise dispose of any material portion of its properties or assets, except for sales in connection with any transaction to which the Company is contractually obligated prior to the Original Agreement Date or as consistent with past business practice, or as would not reasonably be expected to have a Material Adverse Effect on the Company;

     7.1.10. Except pursuant to any agreement in existence on the Original Agreement Date, the Company shall not sell, lease, transfer, assign or otherwise dispose of any material Owned Real Estate or Leased Real Estate, and the Company shall not permit any lease or sublease of Leased Real Estate to terminate or expire (except in accordance with its terms), in each case except as otherwise provided in this Agreement or as consistent with past business practices or would not reasonably be expected to have a Material Adverse Effect on the Company;

     7.1.11. Except as may be required by law or under any existing agreements heretofore disclosed to Recap, the Company shall not increase the compensation or fringe benefits payable or to become payable by the Company to any of the Executive Officers of the Company, other than routine or customary increases made in the ordinary course of business and consistent with past practice;

     7.1.12. Except as set forth in the Disclosure Schedule, the Company shall not make any material change in the character of its business or operations that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     7.1.13. Except as may be required by law or by GAAP, the Company shall not change its significant accounting principles, methods or practices, other than changes that are made in the ordinary course of business and/or that would not have a detrimental impact on the financial condition of the Company;

     7.1.14. The Company shall (i) use reasonable best efforts to maintain its existing Permits and approvals, and (ii) carry on its business in compliance with applicable Law, except for failures to comply that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

     7.1.15. The Company shall not enter into any agreement or take or commit to take any action with the intent that would, if taken on or before the Closing, result in a breach of any of the foregoing covenants contained in this Section
7.1 or of any representation or warranty of the Company contained in this Agreement;

     7.1.16. Subject to the provisions of Section 7.5 hereof, the Company shall not take any action, enter into any agreement, alter any policy or commit to any of the foregoing if such action, agreement or policy would restrict the ability of the Company to consummate the Recapitalization or the Merger, and the transactions contemplated herein;

     7.1.17. The Company shall not settle or resolve any litigation, arbitration or other adjudication matter not covered by insurance, if such settlement or resolution would result in a payment in excess of $2,500,000 in the aggregate; and

     7.1.18. The Company may not make any aggregate cash payment for or incur any new obligations for capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000,000.

7.2. ACCESS. The Company shall permit Recap and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of the directors, officers, employees, agents and Representatives of the Company and all properties, books, records, operating instructions, procedures and Tax Returns of the Company and all other information with respect to the Company, its business and operations and its assets and properties as Recap or its Representatives may from time to time reasonably request, and to make copies of such books, records and other documents.

7.3. PERMITS AND APPROVALS. The Company and Recap shall use reasonable best efforts to obtain all Permits and approvals reasonably necessary for the consummation of the transactions contemplated hereby and to permit the Company, following the Closing, to continue to conduct its business in substantially the manner it is being conducted as of the Original Agreement Date, except as would not otherwise, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company shall use reasonable best efforts to obtain all authorizations from any Person as may be required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and if the Company, despite such efforts, is unable to obtain any such authorizations, the Company shall take, or cause to be taken, all other reasonable actions necessary, proper or advisable in order for it to fulfill its obligations hereunder and to carry out the intentions of the parties expressed herein.

7.4. LITIGATION. Until the Closing, each of the Company and Recap shall promptly notify the other of any Action which is threatened or commenced that materially relates to or materially affects the Company, its business, its properties or assets, this Agreement or the transactions contemplated hereby.

7.5.  ACQUISITION PROPOSALS.

     7.5.1. The Company agrees that neither it nor any of its officers and directors shall, and the Company shall direct and use its reasonable best efforts to cause its Representatives (including, without limitation, any investment bankers, attorneys or accountants) not to, directly or indirectly, initiate, solicit, encourage, enter into or conduct discussions or negotiations with or provide any non-public information to any Person or group (other than Recap and its designees) concerning any Acquisition Proposal; PROVIDED, HOWEVER, that (a) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and otherwise complying with such rules, PROVIDED that the Company Board shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties; and (b) if the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may, and may authorize or permit any of its officers, directors, employees, Representatives or agents to, respond to inquiries from, discuss with, negotiate with, and provide non-public information to, any other Person concerning an Acquisition Proposal. The Company will notify Recap immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company, including setting forth the material terms of the proposal and the identity of the party making such proposal, and Company shall promptly notify Recap of the status and any material developments concerning the same, including furnishing copies of any such written inquiries or proposals. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party; PROVIDED, that the Company may waive the enforcement of any such confidentiality agreement if the Company Board, acting upon recommendations of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the prior sentence of the obligations undertaken in this Section 7.5.

     7.5.2. Except as set forth in this Section 7.5.2, the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Acquisition Proposal. Notwithstanding the foregoing, if the Company Board, acting upon a recommendation of the Special Committee, and after consultation with legal counsel, determines that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until the Company Board provides written notice to Recap (a "NOTICE OF SUPERIOR PROPOSAL") advising Recap that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; PROVIDED, FURTHER, HOWEVER, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section
9.1.3 and the Company has paid all amounts due to Recap pursuant to Section 9.3. For the purposes of this Agreement, "ACQUISITION PROPOSAL" means the following:
(i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) other than Recap or any Affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of more than 20% of the total assets of the Company; (iii) the acquisition by a Third Party of more than 20% of the outstanding shares of Common Stock (either directly from the Company or from stockholders of the Company); (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of more than 20% of the outstanding shares of Common Stock; or (vi) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which is equal or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of this Agreement a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal with terms which the Company Board, acting upon a recommendation of the Special Committee, after taking into consideration advice of a financial adviser of nationally recognized reputation, determines to be more favorable to the Company's stockholders (other than the Rollover Holders) than the Merger.

7.6.  HSR NOTIFICATION.

     7.6.1. FILINGS. As soon as reasonably practicable, each of the Company and Recap shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the notification and documentary material required in connection with the transactions contemplated hereby.

     7.6.2. COOPERATION. Recap and the Company shall promptly file any additional information requested as soon as reasonably practicable after receipt of a request for additional information. Recap and the Company shall use their reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

     7.6.3. OTHER ACTIONS. The Company agrees that, in order to comply with the HSR Act in connection with the transactions contemplated hereby, Recap shall be entitled, in its sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity; PROVIDED that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger; and PROVIDED, FURTHER, that such divestitures, operating restrictions or other constraints shall only be consummated or take effect (as the case may be) concurrently with or following the consummation of the Merger.

7.7. FINANCIAL STATEMENT DELIVERIES. As soon as is reasonably practicable and in no event later than thirty-five (35) days from the last day of each fiscal month between the Original Agreement Date and the Closing Date, the Company shall prepare and provide to Recap the monthly financial reports routinely prepared for management of the Company, including the profit and loss column reports, same store revenue reports, detail hospital profit and loss and regional consolidated reports, comparative profit and loss reports by region and any other financial reports prepared for management (the "UPDATED FINANCIAL STATEMENTS"), utilizing the same format and methodology used in preparing such reports as are provided internally to management. As soon as reasonably practicable between the Original Agreement Date and the Closing Date, the Company shall deliver drafts of any Form 10-Q or Form 10-K, including any revisions or amendments thereto, prepared or filed by the Company.

7.8. COVENANT TO SATISFY CONDITIONS. Each of the Company and Recap will use reasonable best efforts to ensure, and to cause their respective Affiliates to ensure, that the conditions set forth in Article 8 hereof are satisfied, insofar as such matters are within the control of such party. Each such party shall promptly consult with the other with respect to, and provide to the other any legally permitted information and copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. Recap and the

Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, decree or ruling, or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Upon the request of Recap, the Company agrees that it shall use reasonable best efforts to secure waivers and/or consents from such third parties as may be necessary or desirable in Recap's reasonable judgment in order to consummate the transactions contemplated hereby.

7.9. PROXY STATEMENT. As soon as reasonably practicable, the Company shall prepare and file the draft proxy statement relating to the Special Meeting and such other reports, schedules or other information (including Schedule 13E-3 under the Exchange Act) as may be required with the SEC, respond to comments of the staff of the SEC, if any, file the definitive proxy statement (the "COMPANY PROXY STATEMENT") as soon as practicable, and promptly thereafter mail such Company Proxy Statement to all holders of record (as of the applicable record date) of shares of Common Stock. The Company and Recap shall cooperate reasonably with each other in the preparation of the proxy statement and such other materials. Recap shall provide, and shall cause its Affiliates to provide, the Company and any of its Affiliates with any information for inclusion in the Company Proxy Statement or any other filings required to be made by the Company or any of its Affiliates with any Governmental Entity in connection with the transactions contemplated by this Agreement which may be required under applicable law and which is reasonably requested by the Company or any of its Affiliates. The Company agrees that Recap shall be given reasonable opportunity to review and comment on the draft proxy statement relating to the Special Meeting and such other materials and to approve such draft proxy statement and such other materials prior to their filing (which approval will not be unreasonably withheld) and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto (which approval will not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Recap of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply Recap with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement, the Asset Drop Down, or the Merger. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will promptly inform Recap. In such case, the Company, with the cooperation of Recap, will, upon learning of such event, promptly prepare and mail such amendment or supplement; PROVIDED, that prior to such mailing, the Company shall consult with Recap with respect to such amendment or supplement and shall afford Recap reasonable opportunity to comment thereon. The Company will notify Recap at least 24 hours prior to the mailing of the Company Proxy Statement, or any amendment or supplement thereto, to the stockholders of the Company.

7.10. STOCKHOLDERS' MEETING. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a Special Meeting of the holders of the shares of Common Stock (the "SPECIAL MEETING") as promptly as practicable for the purpose of approving the Asset Drop Down and the Merger. The Company shall through the Company Board recommend at such

Special Meeting that the Asset Drop Down and the Merger be approved by its stockholders; PROVIDED, HOWEVER, that the Company Board may withdraw its recommendation in accordance with the provisions of Section 7.5 hereof.

7.11. FINANCING. Recap agrees to use its reasonable best efforts to cooperate in obtaining, on terms reasonably satisfactory to Recap, all of the financing necessary in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company acknowledges receipt of the "Financing Letters" referred to in Section 6.6 hereof and undertakes to use its reasonable best efforts to fulfill, or cause to be fulfilled, its obligations thereunder and to cooperate in the obtaining of the Financing. Recap agrees to cause a portion of the equity commitment pursuant to Section 6.6(a) to be satisfied as follows: immediately following the Merger,
(i) the certificate of incorporation of the Surviving Corporation will be amended to create a new series of preferred shares designated as the Series A Senior Preferred Stock, $.01 par value, of the Surviving Corporation, the terms of which shall be as summarized in Annex A hereto (the "NEW SERIES A PREFERRED STOCK"), and a new series of preferred shares designated as the Series B Junior Preferred Stock, $.01 par value, of the Surviving Corporation, the terms of which shall be as summarized in Annex A hereto (the "NEW SERIES B PREFERRED STOCK"), and (ii) the balance of the equity commitment pursuant to Section 6.6(a) (i.e., the amount of such commitment not satisfied by the purchase of Recap Common Stock prior to the Merger) shall be satisfied by the purchase of shares of New Series A Preferred Stock and New Series B Preferred Stock.

7.12. DISCLOSURE PRIOR TO CLOSING. In the event that, at any time prior to the Closing, the Company or Recap becomes aware of any matter that, if existing or known as of the Original Agreement Date, would have been required to be set forth or described in the Schedules hereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party. However, no such notice provided under this Section 7.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 8 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the Original Agreement Date and prior to the Closing that individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

7.13. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the Original Agreement Date, a director, officer, employee or agent of the Company (including its Subsidiaries) or their successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the fullest extent permitted (i) by applicable law, (ii) under the certificate of incorporation or bylaws of the Company, or (iii) under any agreement with the Company as in effect immediately prior to the execution of this Agreement, with respect to any claim, Liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, Liability arising under the Securities Act, the Exchange Act or state law or Liability based in whole or in part on or arising in whole or in part out of or pertaining to the Agreement or the transactions contemplated hereby. The Surviving Corporation shall faithfully assume and honor in all respects the obligations of the Company pursuant to the Company's certificate of incorporation, bylaws and any indemnification agreements between the Company and any of the Persons mentioned in the first sentence of this Section 7.13 existing and in force as of the Original Agreement Date to the extent permitted under applicable law. The Surviving Corporation will also maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the Original Agreement Date (PROVIDED that the Surviving Corporation may substitute therefor policies having at least the same coverage, with a comparably rated insurer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies) with respect to matters existing or occurring at or prior to the Effective Time; PROVIDED, however, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company for such insurance on the Original Agreement Date, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights under this Section 7.13 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws or other similar organizational documents of the Company or any Subsidiary or under the DGCL. The rights under this Section 7.13 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party. Notwithstanding the provisions of the preceding sentence, in the event of any claim (whether arising before or after the Effective Time) that may be subject to indemnification hereunder, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances to the extent required by law, the Company shall advance expenses to each such Indemnified Party, including the payment of the fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefore are received. Each Indemnified Party (and their respective heirs and estates) is intended to be a third party beneficiary of this Section 7.13 and may specifically enforce its terms.

7.14. OPTIONS AND CONVERTIBLE DEBENTURES. The Company shall use its reasonable best efforts to obtain the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.6. The Surviving Corporation shall assume the Rollover Options pursuant to Section 2.6 and in accordance with the respective Stock Option Plan, and the exercise price and number of shares underlying each such option shall be adjusted equitably to reflect the effect of the Merger. The Company shall use its reasonable best efforts to obtain the receipt of any approvals or consents from the holders of the Convertible Debentures, if any, to this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that Recap acknowledges that the consummation of the transactions contemplated hereby will constitute a change of control under the terms of the Convertible Debentures.

7.15. ANTITAKEOVER STATUTES. If any Takeover Statute (as defined below) is or may become applicable to the transactions contemplated hereby, the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby. For purposes of this Agreement, a "TAKEOVER STATUTE" means a "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including Section 203 of the DGCL.

7.16. REGULATORY APPLICATIONS.

     7.16.1. Each of the Company and Recap and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each of the Company and Recap shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     7.16.2. Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Entity.

7.17. NOTICES OF CERTAIN EVENTS. Each of the parties hereto shall promptly notify the other parties of:

     7.17.1. the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     7.17.2. the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

     7.17.3. any Actions commenced or, to the best of such party's Knowledge, threatened against, or affecting, such party which, if pending on the Original Agreement Date, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

7.18. DELIVERY OF OPINION OF FINANCIAL ADVISOR. The Company agrees to deliver to Recap a true and complete copy of the written opinions of Jefferies & Company, Inc. and Houlihan Lokey Howard & Zukin Capital (if not already so delivered), promptly following the execution and delivery of this Agreement.

7.19. ASSET DROP DOWN. The Company and Operating Company shall use reasonable best efforts to effect and consummate the Asset Drop Down (which is necessary for the consummation of the Merger and the transactions contemplated hereby) and to permit Recap to participate in the timing and structuring of the Asset Drop Down.

                                   ARTICLE 8.
                              CONDITIONS OF MERGER

8.1. GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by Recap and the Company:

     8.1.1. NO LAW OR ORDERS. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which prohibits the consummation of the Asset Drop Down, the Merger or the Recapitalization.

     8.1.2. HSR. Any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the transactions contemplated hereby.

     8.1.3. LEGAL PROCEEDINGS. No Governmental Entity shall have initiated proceedings to restrain or prohibit the Merger or the Recapitalization or force rescission, unless such Governmental Entity shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date and there shall not have been any Law or Order which would require the divestiture by the Company or its Subsidiaries of a material portion of their respective businesses, assets or properties, taken as a whole, or impose any material limitation on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their respective businesses and own their assets and properties, taken as a whole, following the Closing.

     8.1.4. STOCKHOLDER APPROVAL. The Asset Drop Down and the Merger shall have been approved by the requisite vote of the holders of the outstanding capital stock of the Company entitled to vote thereon at the Special Meeting.

     8.1.5. REGULATORY APPROVAL. All regulatory approvals or waivers required to consummate the Asset Drop Down, the Merger or the Recapitalization shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than those the failure of which to be obtained or maintained would not have or reasonably be expected to have a Material Adverse Effect on the Company or Recap, and no such approvals or waivers shall contain any conditions, restrictions or requirements which would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Recap would not have entered into this Agreement had such conditions, restrictions or requirements been known at the Original Agreement Date.

     8.1.6. THIRD PARTY CONSENTS. The Company shall have received all requisite consents from third parties (other than Governmental Entities) required by any contract between such third parties and the Company or any of its Subsidiaries to be obtained prior to the consummation of the Asset Drop Down, the Merger or the Recapitalization, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

     8.1.7. PERMITS AND APPROVALS. The Company shall have made or obtained all Permits and approvals which are legally required to be obtained by the Company or any Subsidiary from any Governmental Entity prior to consummation of the Merger or the Recapitalization, which if not obtained, individually or in the aggregate, would have a Material Adverse Effect.

8.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the Company:

     8.2.1. ACCURACY OF RECAP'S REPRESENTATIONS AND PERFORMANCE OF OBLIGATIONS.

     (a) All representations and warranties made by Recap in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Recap pursuant hereto shall be true and correct in all material respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date; PROVIDED, that a "particular date" for purposes of -------- this parenthetical shall not include the fact that a representation or warranty is given as of the Original Agreement Date, it being the intention of the parties that representations and warranties made as of the Original Agreement Date, without further qualification as to the date as of which such representations and warranties are given, shall be "brought down" to the Closing Date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the Original Agreement Date), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Recap.

     (b) Recap shall have performed or complied in all material respects with all covenants contained in this Agreement, or any agreement, certificate or instrument to be executed by Recap pursuant hereto required to be performed or complied with by Recap either at or prior to the Closing.

     8.2.2. RECAP DELIVERIES. Recap shall have delivered, or shall have caused to be delivered, to the Company at or prior to the Closing the following:

     (a) a certified copy of the resolutions duly adopted by the board of directors of Recap authorizing this Agreement and the transactions contemplated hereby and thereby;

     (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel; and

     (c) a certificate of the president or any vice president and secretary or any assistant secretary of Recap certifying to the matters set forth in Sections 8.2.1(a) and (b) above.

     8.2.3. FINANCING. All financing necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained (including, without limitation, the purchase of shares of New Series A Preferred Stock and New Series B Preferred Stock in accordance with Section 7.11).

     8.2.4. RECAPITALIZATION. All parties (other than the Company, Operating Company and their respective Affiliates) to the Recapitalization have entered into and delivered to the other parties thereto the agreements contemplated by, and performed all actions required by them to consummate, the Recapitalization.

8.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF RECAP. The obligations of Recap to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Recap:

     8.3.1. ACCURACY OF THE COMPANY'S REPRESENTATIONS AND PERFORMANCE OF OBLIGATIONS.

     (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all material respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date; PROVIDED, that a -------- "particular date" for purposes of this parenthetical shall not include the fact that a representation or warranty is given as of the Original Agreement Date, it being the intention of the parties that representations and warranties made as of the Original Agreement Date, without further qualification as to the date as of which such representations and warranties are given, shall be "brought down" to the Closing Date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the Original Agreement
     Date), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company.

     (b) The Company shall have performed or complied with all covenants contained in this Agreement, or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing, except where such failure to perform or comply with, individually or in the aggregate, has not had, and are not reasonably expected to have a Material Adverse Effect on the Company.

     8.3.2. COMPANY ADVERSE CHANGES. There shall not have occurred after the Original Agreement Date any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

     8.3.3. DELIVERIES. The Company shall have delivered, or shall have caused to be delivered, to Recap at or prior to the Closing the following:

     (a) certified copies of the resolutions duly adopted by the Company Board and by the holders of the Company's Common Stock, authorizing this Agreement and the transactions contemplated hereby; and

     (b) a certificate of the chief executive officer, president or any vice president and secretary or any assistant secretary of the Company certifying to the matters set forth in Section 8.3.1(a) and (b) above.

     8.3.4. FINANCING. All financing set forth in the "Financing Letters" referred to in Section 6.6 shall have been obtained, it being acknowledged that if the parties to the Financing Letters or New Financing Letters (other than Parent and Leonard Green & Partners, L.P.) are prepared to perform thereon (or would have been prepared to perform had Parent and Leonard Green & Partners, L.P. performed as contemplated thereby), this condition contained in this
Section 8.3.4 shall be deemed to have been satisfied.

     8.3.5. RECAPITALIZATION. All parties (other than Recap and its Affiliates) to the Recapitalization have entered into and delivered to the other parties thereto the agreements contemplated by, and performed all actions required by them to consummate, the Recapitalization.

     8.3.6. ACCOUNTING PRINCIPLES. Except as set forth on the Disclosure Schedule, from the fiscal year ended December 31, 1999 and prior to the Effective Time, the Company shall not have altered, modified or amended, or be required in the future to make any alteration, modification or amendment of, any of its material accounting principles, methods or practices, other than (a) such alterations, modifications or amendments that are applicable generally and are not directed specifically to the Company, and (b) such alterations, modifications or amendments that do not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     8.3.7. PUSH-DOWN ACCOUNTING. There shall not have occurred after the Original Agreement Date any material change in accounting rules (including but not limited to GAAP), or in the applicable federal and state securities Laws, or any action by the Company or its Subsidiaries, which results in or triggers push-down accounting treatment for the Merger.

     8.3.8. DISSENTING SHARES. The aggregate number of Dissenting Shares shall not equal 15% or more of the shares of Common Stock outstanding as of the record date for the Special Meeting.

     8.3.9. ROLLOVER SCHEDULE. The Company shall have delivered, or shall have caused to be delivered, the Rollover Schedule to Recap prior to the Closing. The Rollover Schedule shall have identified the following forms of consideration for shares of common stock of the Surviving Corporation: (i) a number of shares of Common Stock held by Robert Antin or assigns on the Original Agreement Date that have an aggregate value equal to $2,000,000 (each share to be valued at the Per Share Amount, subject to the adjustment provided in Section 2.2.7), provided, however, that such number of shares may have a value of less than $2,000,000, as adjusted, if the Company has received the prior written consent of Vicar Recap (the aggregate value of such number of shares, as adjusted or reduced, the "ROBERT ANTIN ROLLOVER VALUE"), and (ii) (a) a number of shares of Common Stock (the "ADDITIONAL ROLLOVER SHARES NUMBER") held by certain Other Contributing Stockholders, (b) certain outstanding Options (the "CONTRIBUTED OPTIONS") held by certain Other Contributing Stockholders, (c) certain cash payments (the "ROLLOVER PAYMENTS") that may be made by certain Other Contributing Stockholders, and (d) certain loans ("LOANS") that may be made by the Surviving Corporation to certain Other Contributing Stockholders and any other consideration ("OTHER CONSIDERATION") that may be provided by certain Other Contributing Stockholders (the value of any Other Consideration, together with the principal amount of the Loans, the "OTHER CONSIDERATION AMOUNT") (provided, however, that Loans and Other Consideration may be set forth on the Rollover Schedule only with the prior written consent of Vicar Recap), such that the sum of (A) the Robert Antin Rollover Value, (B) the product of the Additional Rollover Shares Number and the Per Share Amount (subject to the adjustment provided in Section 2.2.7), (C) the Aggregate Spread Amount, (D) any Rollover Payments and (E) the Other Consideration Amount shall be equal to $4,000,000. The "AGGREGATE SPREAD AMOUNT" shall be equal to the excess of the aggregate cash amount that would be paid in the Merger with respect to the shares of Common Stock subject to the Contributed Options, if the Contributed Options were exercised, over the aggregate exercise price with respect to the Contributed Options, as reduced by any required withholdings of taxes. The "OTHER CONTRIBUTING STOCKHOLDERS" shall mean certain members of management and employees of the Company (other than Robert Antin).

     8.3.10. MANAGEMENT SERVICES AGREEMENT. The Company (and/or the Subsidiaries) shall have executed and delivered the management services agreement prior to the Closing.

     8.3.11. STOCKHOLDERS AGREEMENT. Each of the respective parties to the Stockholders Agreement (other than Parent, Leonard Green & Partners, L.P. or any of their Affiliates) shall have executed and delivered such agreement prior to the Closing.

     8.3.12. EMPLOYMENT AGREEMENTS. Each of Robert Antin and Arthur Antin shall have executed and delivered an employment agreement substantially in the forms attached hereto as EXHIBIT B and EXHIBIT C prior to the Closing.

     8.3.13. CANCELLATION OF OPTIONS. The Company shall have obtained the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.6 and received any necessary agreements, approvals or consents from the holders thereof.

     8.3.14. RESIGNATION OF DIRECTORS. All of the directors of the Company, other than those persons set forth on the Disclosure Schedule, shall have resigned from the Company Board effective as of the Closing Date.

8.4. ASSET DROP DOWN. The Company and Operating Company shall have consummated the Asset Drop Down.

                                   ARTICLE 9.
                                   TERMINATION

9.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

     9.1.1. MUTUAL CONSENT. By mutual written consent of the parties hereto;

     9.1.2. BY RECAP. By Recap, if (i) any of the conditions set forth in
Section 8.1 or 8.3 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by Recap); or (ii) the Company Board or any committee thereof fails to recommend or withdraws or modifies or resolves to withdraw or modify its recommendation of the Merger, whether or not in compliance with Section 7.5 hereof;

     9.1.3. BY THE COMPANY. By the Company, if (i) any of the conditions set forth in Section 8.1 or 8.2 shall have become incapable of fulfillment (other than as a result of a breach of this Agreement by the Company); (ii) the Company Board has approved a Superior Proposal in accordance with the terms of Section 7.5; or (iii) the Company Board withdraws its recommendation of the transactions contemplated hereby in accordance with the terms of Section 7.5;

     9.1.4. FAILURE OF CONDITIONS. By Recap or the Company, if the transactions contemplated hereby are not consummated on or before September 30, 2000, but only if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination;

     9.1.5. BREACH OF COVENANT. By Recap or the Company, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 20 Business Days after notice from the party wishing to terminate; PROVIDED that the party seeking such termination shall not also then be in material breach of this Agreement; PROVIDED, FURTHER, that any material breach of the provisions of
Section 7.5 hereof shall entitle Recap to an immediate right to termination without any notice or cure requirement;

     9.1.6. BREACH OF REPRESENTATIONS AND WARRANTIES. By Recap or the Company, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect on the Company or Recap, as applicable, and such breach either is incapable of cure or is not cured within 20 Business Days after notice from the party wishing to terminate; PROVIDED, that the party seeking such termination shall not also then be in material breach of this Agreement; or

     9.1.7. BY THE COMPANY OR RECAP: By either Recap or the Company, if a Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Recapitalization (provided that (i) if the party seeking to terminate this Agreement pursuant to this
Section 9.1.7 is subject to such order, decree or ruling, it shall have used all reasonable efforts to have such order, decree or ruling removed and (ii) the right to terminate this Agreement under this Section 9.1.7 shall not be available to any party who has not complied with its obligations under Sections
7.8 and 7.16 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action).

9.2. MANNER AND EFFECT OF TERMINATION. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; PROVIDED, HOWEVER, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party or parties hereunder (PROVIDED that the provisions of Section 9.3 shall constitute the exclusive legal remedy of Recap with respect to a breach by the Company described therein, and the payment by the Company of the Termination Fee and any expenses shall constitute the exclusive legal remedy of Recap for breaches of this Agreement in the event of the Company's acceptance of a Superior Proposal or the withdrawal by the Company Board of its recommendation of the transactions contemplated hereby, each as contemplated by Section 7.5), (ii) the provisions of Sections 5.11, 6.5, 10.1, 10.2, 10.4 and 10.9 hereof, or (iii) the obligations of the Company pursuant to Section 9.3 below.

9.3.  CERTAIN PAYMENTS UPON TERMINATION.

     9.3.1. In the event that: (A) the Company terminates this Agreement under
Section 9.1.3(ii) or Section 9.1.3(iii), or (B) Recap terminates this Agreement under Section 9.1.2(ii), the Company shall pay to Recap a termination fee in the amount of $10,000,000 (the "TERMINATION FEE").

     9.3.2. In the event that (A) a Termination Fee is not otherwise payable to Recap pursuant to Section 9.3.1 and (B) (i) Recap terminates this Agreement under Section 9.1.5 or 9.1.6, or (ii) this Agreement is terminated due to a failure of the condition set forth in Section 8.1.4, the Company shall pay to Recap all fees and expenses (including those of counsel, accountants and other advisors and in connection with the Financings) incurred by any of Recap and its Affiliates in connection with the transactions contemplated by this Agreement ("EXPENSES"); PROVIDED, HOWEVER, such Expenses shall not exceed $1,000,000.

All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such Expenses. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without said agreements, Recap would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee and Expenses due pursuant to this Section 9.3, and, in order to obtain such payment, Recap commences a suit which results in a judgment against the Company for the fees and expenses set forth herein, the Company will pay to Recap its reasonable expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

                                  ARTICLE 10.
                                  MISCELLANEOUS

10.1. CONFIDENTIALITY. The Company agrees that from the Original Agreement Date until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of Recap, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company or Recap, except for such disclosure as may be required by Law, applicable accounting regulations and as permitted pursuant to the provisions of Section 7.5 hereof. Recap agrees that from the Original Agreement Date until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of the Company, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, except for such disclosure as may be required by Law or applicable accounting regulations. Without limiting the generality of the foregoing, Recap and the Company agree and acknowledge that they will continue to be bound by the Confidentiality Agreement dated November 15, 1999 between the Company and Leonard Green & Partners, L.P.

10.2. EXPENSES. Except as otherwise specifically provided for herein (including without limitation under Article 9 hereof), each of the Company, on the one hand, and Recap, on the other, shall pay all of its costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

10.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after sent by registered or certified mail (postage prepaid, return receipt requested). Notices shall be addressed as follows:

      To The Company:   Veterinary Centers of America, Inc.
                          12401 West Olympic Boulevard
                          Los Angeles, California 90064

                          Attention:  Chief Executive Officer
                          Facsimile: (310) 584-6701

      With a copy to:     Troop Steuber Pasich Reddick & Tobey, LLP
                          2029 Century Park East, Twenty-Fourth Floor
                          Los Angeles, California 90067
                          Attention:  C.N. Franklin Reddick III, Esq.
                          Facsimile: (310) 728-2304

      To Recap:           Vicar Recap, Inc.
                          11111 Santa Monica Blvd.
                          Los Angeles, California 90025
                          Attention: John Baumer
                          Facsimile: (310) 954-0404

      With a copy to:     Irell & Manella LLP
                          333 S. Hope Street, Suite 3300
                          Los Angeles, California 90071
                          Attention:  Anthony T. Iler, Esq.
                          Facsimile: (213) 229-0515

      To the Special      c/o Veterinary Centers of America, Inc.
      Committee:          12401 West Olympic Boulevard
                          Los Angeles, California 90064
                          Attention: John Chickering
                          Facsimile: (310) 584-6701

      With a copy to:     Latham & Watkins LLP
                          633 West Fifth Street, Suite 4000
                          Los Angeles, California 90071
                          Attention: Paul Tosetti, Esq.
                          Facsimile: (213) 891-8763

Either party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

10.4. ENTIRE AGREEMENT. This Agreement contains the final and entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date hereof, other than the Confidentiality Agreement, dated November 15, 1999. No reference shall be made to any draft of this Agreement for purposes of interpretation or resolution of ambiguity or otherwise. All Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.6. SEVERABILITY. If any provision hereof shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision hereof.

10.7. ASSIGNABILITY. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither this Agreement nor any right or obligation hereunder may be assigned by any party without the prior written consent of the other parties to be given in the other parties' sole discretion.

10.8. CAPTIONS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

10.10. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without requirement to post bond), in addition to any and all other remedies at law or in equity.

10.11. AMENDMENT AND WAIVER. This Agreement may be amended, modified or supplemented at any time, whether before or after stockholder approval, only by an instrument in writing signed by all parties hereto; PROVIDED, HOWEVER, this Agreement may not be amended, modified or supplemented following approval of the Merger by the holders of the Company's outstanding capital stock entitled to vote thereon without the further approval of such stockholders if such amendment, modification or supplement would adversely affect such stockholders and the further approval of the Special Committee if such amendment, modification or supplement would adversely affect the Company. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.12. ACTIONS BY THE COMPANY. Any action requiring the approval of the Company Board which is to be taken or which is made or required to be taken or made by or for the benefit of the Company pursuant to, in connection with, or in furtherance of this Agreement shall, prior to the Effective Time, be made or taken, as applicable, upon the recommendation of and with the approval of the Special Committee.

10.13. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

10.14. PUBLICITY. Except as hereinafter provided, the Company and Recap shall not, and each of them shall use reasonable best efforts to cause their respective directors, officers, employees, Representatives and agents not to, discuss publicly or make any public statement with respect to this Agreement or the transactions contemplated hereby without the other party's approval. Before making any such public announcements, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party's approval of the text of any public announcement to be made solely on behalf of such party. If the parties hereto are unable to agree on or approve such a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or the rules of any stock exchange on which the Company's securities are traded or the NASD, then such party may make or issue the legally required statement or announcement.

10.15. FORCE MAJEURE. Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other parties hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto which is beyond the reasonable control of such parties, and any failure or delay by any party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. In the event that performance of any of the material obligations under this Agreement shall be suspended due to one or more of the foregoing causes and such suspension shall have a material adverse impact on consummation of the transactions as contemplated in this Agreement or on the operations or financial condition or prospects of the Company, then the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement.

10.16. ATTORNEYS' FEES. In any suit or proceeding arising out of this Agreement or to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by such party in connection with such suit or proceeding.

10.17. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.18. ORIGINAL AGREEMENT DATE; CONSTRUCTION. Certain covenants in this Agreement refer to a party taking or omitting to take an action from and after the Original Agreement Date. All such references, whether stated only in the future tense, or in the past and future tense, shall be deemed to include both the past (i.e., from and after the Original Agreement Date) and future tenses.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    VETERINARY CENTERS OF AMERICA, INC.,
                                    a Delaware corporation


                                    By:  /S/ ROBERT ANTIN
                                        --------------------------------
                                    Name:  Robert Antin
                                    Title: Chief Executive Officer



                                    VICAR RECAP, INC.,
                                    a Delaware corporation


                                    By:  /S/ JOHN DANHAKL
                                        --------------------------------
                                    Name:  John Danhakl
                                    Title: President



                                    VICAR OPERATING, INC.,
                                    a Delaware corporation


                                    By:   /S/ ROBERT ANTIN
                                        --------------------------------
                                    Name:  Robert Antin
                                    Title: Chief Executive Officer

                                    ANNEX A



     SUMMARY OF TERMS OF PREFERRED STOCK OF THE SURVIVING CORPORATION.



SERIES A PREFERRED STOCK



SECURITY                            14% Series A Senior Redeemable
                                    Exchangeable Cumulative Preferred Stock

                                    ("Series A Preferred Stock")
ISSUER                              The Surviving Corporation (the "Issuer")

DIVIDENDS                           14% per annum, payable quarterly in
                                    cash, subject to the legal availability of funds, when and if declared by the board of directors of the Issuer. Any dividends that are not paid shall cumulate, and dividends shall compound and accrue on such cumulation
                                    (the "Dividend Cumulation").

LIQUIDATION PREFERENCE              $25.00 plus the Dividend Cumulation

MANDATORY REDEMPTION                Mandatorily redeemable in whole after 12
                                    years at the Liquidation Preference.

OPTIONAL REDEMPTION                 Subject to the legal availability of
                                    funds, the Issuer shall have the option
                                    to redeem the Series A Preferred Stock
                                    beginning on a specified anniversary of
                                    issuance pursuant to a customary
                                    declining-percentage-of-face matrix
                                    (subject to the reasonable approval of
                                    the Board of Directors of Veterinary
                                    Centers of America, Inc.), together with the Dividend Cumulation.

VOTING No voting rights, except (i) as required by state and other applicable law and
                                    (ii) that holders of a majority of the
                                    outstanding shares of Series A Preferred
                                    Stock, voting  as a separate class, will
                                    (a) have the right to approve each
                                    issuance by the Issuer of any securities that rank senior to the Series A
                                    Preferred Stock as to dividends or upon
                                    a liquidation and (b) have the right to
                                    approve any amendment to the Issuer's
                                    certificate of
                                    incorporation that is adverse to holders of the Series A Preferred Stock.

CHANGE IN CONTROL                   Each holder will have the right to "put"
                                    the Series A Preferred Stock to the
                                    Issuer at 101% of face upon a change in
                                    control, together with the Dividend
                                    Cumulation.

RANKING The Series A Preferred Stock will rank senior to all classes of capital stock of the Issuer.

EXCHANGE FEATURE                    The Series A Preferred Stock shall be
                                    exchangeable at the option of the Issuer for debt securities (which debt securities shall not be convertible into common stock or securities convertible into common stock), the terms of which are to be determined.

NOT CONVERTIBLE                     The Series A Preferred Stock
                                    shall not be convertible into common stock or securities convertible into common stock.


SERIES B PREFERRED STOCK


SECURITY 12% Series B Junior Redeemable Cumulative Preferred Stock ("Series B Preferred Stock")

ISSUER                              The Surviving Corporation (the "Issuer")

DIVIDENDS                           12% per annum, payable quarterly in
                                    cash, subject to the legal availability of funds, when and if declared by the board of directors of the Issuer. Any dividends that are not paid shall cumulate, and dividends shall compound and accrue on such cumulation
                                    (the "Dividend Cumulation").

LIQUIDATION PREFERENCE              $25.00 plus the Dividend Cumulation

MANDATORY REDEMPTION                Mandatorily redeemable in whole after 12
                                    years at the Liquidation Preference.

OPTIONAL REDEMPTION                 Subject to the legal availability of
                                    funds, the Issuer shall have the option
                                    to redeem the Series B Preferred Stock
                                    beginning on a specified anniversary of
                                    issuance pursuant to a customary


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                                    declining-percentage-of-face matrix
                                    (subject to the reasonable approval of
                                    the Board of Directors of Veterinary
                                    Centers of America, Inc.), together with the Dividend Cumulation.

VOTING No voting rights, except (i) as required by state and other applicable law and
                                    (ii) that holders of a majority of the
                                    outstanding shares of Series B Preferred
                                    Stock, voting as a separate class, will
                                    (a) have the right to approve each
                                    issuance by the Issuer of any securities that rank senior to the Series B Preferred Stock as to dividends or upon a liquidation or securities that rank on a parity with the Series B Preferred Stock as to dividends or upon a liquidation and (b) have the right to approve any amendment to the Issuer's certificate of incorporation that is adverse to holders of the Series B Preferred Stock.

CHANGE IN CONTROL                   Each holder will have the right to "put"
                                    the Series B Preferred Stock to the
                                    Issuer at 101% of face upon a change in
                                    control, together with the Dividend
                                    Cumulation.

RANKING The Series B Preferred Stock will rank senior to all classes of capital stock of the Issuer other than the Series A Preferred Stock and will rank junior to the Series A Preferred Stock.

NOT CONVERTIBLE                     The Series B Preferred Stock shall not
                                    be convertible into common stock or
                                    securities convertible into common stock.


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                                    EXHIBITS

Exhibit A   Voting Agreement

Exhibit B   Employment Agreement of Robert Antin

Exhibit C   Employment Agreement of Arthur Antin


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